                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       GREEN TREE FINANCIAL CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO OF GREEN TREE FINANCIAL CORPORATION]

                        GREEN TREE FINANCIAL CORPORATION
                              1100 LANDMARK TOWERS
                              345 ST. PETER STREET
                        SAINT PAUL, MINNESOTA 55102-1639

April 11, 1996

To Our Stockholders:

  You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Green Tree Financial Corporation (the "Company") which will be held at 2:00 p.m. on Wednesday, May 15, 1996, at The Saint Paul Hotel, Casino Ballroom, 350 Market Street, Saint Paul, Minnesota 55102.

  At the meeting of stockholders you will be asked to: (1) elect one Director;
(2) approve the Chief Executive Cash Bonus and Stock Option Plan for the Company's Chief Executive Officer; (3) increase the Company's number of authorized shares of Common Stock to 400 million shares; (4) ratify the selection of the Company's independent auditors; and (5) transact such other business as may properly come before the meeting or any adjournment thereof. Following these matters, management will present a current report on the business and current activities of the Company. You will also have an opportunity to comment on or inquire about aspects of the business of the Company that may be of interest to you.

  Please read the enclosed Notice of Annual Meeting and Proxy Statement which describes the business to come before the meeting. Please mark, sign and return the accompanying Proxy Card promptly in the enclosed postage-paid envelope. We hope you will be able to attend the meeting on May 15.

  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          Sincerely,

                                          /s/ Lawrence M. Coss
                                          LAWRENCE M. COSS
                                          Chairman and Chief
                                          Executive Officer

[LOGO OF GREEN TREE FINANCIAL CORPORATION]

                        GREEN TREE FINANCIAL CORPORATION

                               ----------------

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1996

To the Stockholders of
 Green Tree Financial Corporation:

  NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Green Tree Financial Corporation, a Delaware corporation (the "Company"), has been called to be held at The Saint Paul Hotel, 350 Market Street, Saint Paul, Minnesota 55102, on Wednesday, May 15, 1996, at 2:00 p.m., for the following purposes:

  1. To elect one Director of the Company to hold office until his term shall expire and until his successor shall have been duly elected and qualified.

  2. To approve the Chief Executive Cash Bonus and Stock Option Plan for the Company's Chief Executive Officer.

  3. To increase the Company's number of authorized shares of Common Stock to 400 million shares.

  4. To ratify the selection of KPMG Peat Marwick, LLP as independent auditors of the Company for the fiscal year ending December 31, 1996.

  5. To transact such other business as may properly come before the Annual Meeting of Stockholders or at any adjournments thereof.

  The Board of Directors has fixed the close of business on Friday, March 29, 1996, as the record date for determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

  Please date, sign and mail the Proxy Card in the enclosed self-addressed return envelope. Stockholders attending the meeting may withdraw their Proxies at any time prior to their exercise by filing written notice with any officer of the Company.

Dated: April 11, 1996
   Saint Paul, Minnesota

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Richard G. Evans
                                          RICHARD G. EVANS, Secretary

[LOGO OF GREEN TREE FINANCIAL CORPORATION]

                        GREEN TREE FINANCIAL CORPORATION
                              1100 LANDMARK TOWERS
                              345 ST. PETER STREET
                        SAINT PAUL, MINNESOTA 55102-1639

                               ----------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1996

                                GENERAL MATTERS

SOLICITATION OF PROXIES

  The Board of Directors of Green Tree Financial Corporation (the "Company") is soliciting the accompanying Proxy in connection with the Annual Meeting of Stockholders to be held on May 15, 1996, at 2:00 p.m., and any adjournments of the meeting. The Annual meeting will be held at The Saint Paul Hotel, 350 Market Street, Saint Paul, Minnesota 55102. This Proxy Statement and the enclosed Proxy Card are being mailed to stockholders commencing on or about April 11, 1996.

  The enclosed proxy may be revoked at any time before it is voted by: (1) delivering to any officer of the Company a written notice of termination of the proxy's authority, (2) filing with an officer of the Company another proxy bearing a later date, or (3) appearing and voting at the Annual Meeting of Stockholders.

  The Company will pay the costs of solicitation, including the cost of preparing and mailing this Proxy Statement and Notice of Annual Meeting. Solicitation will be primarily by mailing this Proxy Statement to all stockholders entitled to vote at the meeting. Proxies may be solicited by officers of the Company by telephone or in person, but at no compensation in addition to their regular compensation as officers. The Company will reimburse brokers, banks, and others holding shares for the cost of distributing proxy materials to and obtaining proxies from third parties. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $7,000 plus reasonable expenses incurred on behalf of the Company for its services. In addition, the Company has retained Firstar Trust Company to tabulate and report on the votes cast by stockholders.

VOTING, EXECUTION AND REVOCATION OF PROXIES

  Pursuant to Delaware law and the Company's Certificate of Incorporation and Bylaws, Firstar Trust Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote.

  Only the holders of the Company's Common Stock whose names of record appear on the Company's books at the close of business on March 29, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, a total of 136,673,206 shares of Company Common Stock were outstanding, each share being entitled to one vote.

ANNUAL REPORT

  A copy of the Company's Annual Report for the year ended December 31, 1995, was furnished to each stockholder on or about March 29, 1996.

                              ELECTION OF DIRECTOR
                                    (ITEM 1)

NOMINEE FOR ELECTION AS DIRECTOR

  Pursuant to the Bylaws of the Company, the Board of Directors has established the number of Directors at six. The Bylaws provide that the Directors are divided into three classes, as equal in number as possible. Each class of Directors serves a three-year term.

  One Director is to be elected at the 1996 Annual Meeting of Stockholders. The Board of Directors has nominated Lawrence M. Coss for a three-year term expiring at the 1999 Annual Meeting of Stockholders. Tania A. Modic's term as a Director expires at the 1996 Annual Meeting of Stockholders. Ms. Modic has determined not to stand for election to another term as a Director, but will continue to serve the Company as an advisor to Mr. Coss, the Company's Chairman and Chief Executive Officer. The Nominating Committee has commenced a search for a candidate to fill the vacancy which will be created after the 1996 Annual Meeting, and the Board of Directors will fill such vacancy upon identifying a qualified candidate.

  The following tables set forth information, as of March 31, 1996, including business experience during the past five years, as to the nominee for election and as to the other Directors of the Company whose terms of office will continue after the 1996 Annual Meeting of Stockholders.

INFORMATION REGARDING NOMINEE

                                                           BUSINESS EXPERIENCE
                                        NOMINEE FOR          DURING THE PAST
      NAME, POSITIONS AND      DIRECTOR    TERM           FIVE YEARS AND OTHER
     OFFICES WITH COMPANY       SINCE   EXPIRING IN AGE       DIRECTORSHIPS
     --------------------      -------- ----------- ---   --------------------
 Lawrence M. Coss............    1975      1999      57 Chairman and Chief
  Chairman and Chief                                    Executive Officer since
  Executive Officer;                                    April 1994; Chairman,
  Director                                              President and Chief
                                                        Executive Officer (1987-
                                                        1994); President and
                                                        Chief Executive Officer
                                                        (1975-1987); Company
                                                        founder.

RECOMMENDATION OF BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEE. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT AT THE MEETING, IN PERSON OR BY PROXY, IS REQUIRED TO ELECT THE NOMINEE. PROXIES WILL BE VOTED IN FAVOR OF SUCH NOMINEE UNLESS OTHERWISE SPECIFIED.

INFORMATION REGARDING CONTINUING DIRECTORS

                                                     BUSINESS EXPERIENCE DURING
                                         TERM                 THE PAST
      NAME, POSITIONS AND      DIRECTOR EXPIRES         FIVE YEARS AND OTHER
     OFFICES WITH COMPANY       SINCE     IN    AGE        DIRECTORSHIPS
     --------------------      -------- ------- ---  --------------------------
 Richard G. Evans............    1991    1998    47 Executive Vice President
  Executive Vice President                          and Secretary since
  and Secretary; Director                           December 1993; Senior Vice
                                                    President, General Counsel
                                                    and Secretary (1988-1993);
                                                    Vice President, General
                                                    Counsel and Secretary
                                                    (1985-1988).
 W. Max McGee................    1985    1997    63 Partner, Marno-Max Company,
  Director                                          a real estate and general
                                                    investment company, since
                                                    1981.
 Robert S. Nickoloff.........    1978    1998    66 Chairman of the Board,
  Director                                          Medical Innovation Capital,
                                                    Inc; Director of Minnesota
                                                    Power and Light since 1986.
 Robert D. Potts.............    1994    1997    53 President and Chief
  President and Chief                               Operating Officer since
  Operating Officer;                                April 1994; Executive Vice
  Director                                          President and Chief
                                                    Operating Officer (December
                                                    1993-April 1994); Executive
                                                    Vice President,
                                                    Administration (October
                                                    1993 to November 1993);
                                                    Managing Partner, Deloitte
                                                    & Touche and its
                                                    predecessor, Touche Ross &
                                                    Co., Minneapolis, Minnesota
                                                    (1988-1993).

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has an Executive Committee which consisted of Lawrence M. Coss, Robert S. Nickoloff and Robert D. Potts during 1995. The Executive Committee meets as necessary between meetings of the Board of Directors to act on behalf of the Board or take any other action that may be delegated to it. The Executive Committee conducted all its business between meetings of the Board of Directors by written action during 1995. Following the 1996 Annual Meeting, it is anticipated that Lawrence M. Coss, Robert S. Nickoloff and Robert D. Potts will be elected to the Executive Committee.

  The Board of Directors has an Audit Committee which consisted of Tania A. Modic, W. Max McGee, and Robert S. Nickoloff during 1995. Among its duties, the Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The Audit Committee held two meetings during the year ended December 31, 1995. Following the 1996 Annual Meeting, it is anticipated that W. Max McGee and Robert S. Nickoloff will be elected to the Audit Committee.

  The Board of Directors has a Compensation Committee which consisted of Tania
A. Modic, W. Max McGee and Robert S. Nickoloff during 1995. Among its duties, the Compensation Committee administers the provisions of the Company's Key Employee Bonus Plan, 1987 Employee Stock Option Plan, 1995 Employee Stock Option Plan and Key Executive Stock Bonus Plan. The Compensation Committee held four meetings during the year ended December 31, 1995. After the 1996 Annual Meeting, it is anticipated that W. Max McGee and Robert S. Nickoloff will be elected to the Compensation Committee.

  The Board of Directors has a Nomination Committee which consisted of Lawrence
M. Coss, W. Max McGee and Robert S. Nickoloff during 1995. The Committee makes recommendations to the Board of Directors with respect to nominees to serve on the Board. The Nomination Committee did not meet during 1995 and took necessary action in writing in preparation for the 1996 Annual Meeting of Stockholders. In connection with its nominating responsibilities, the Nomination Committee will consider qualified nominees recommended by a stockholder of the Company if the recommendation is submitted in writing to the

Secretary of the Company no later than the December 31 preceding the annual meeting. Any such recommendation must include information which will enable the Committee to evaluate the qualifications of the proposed nominee.

  During the year ended December 31, 1995, the Board of Directors held seven meetings. All incumbent Directors attended at least 75 percent of those meetings of the Board and committees of which they were members that were held while they were serving on the Board or on such committees.

COMPENSATION OF DIRECTORS

  During the year ended December 31, 1995, Directors received a fee of $2,000 per month plus travel expenses. In addition, members of the Audit Committee received a fee of $1,250 per quarter. Outside Directors also received compensation in the form of stock options. During 1995, a total of 48,000 stock options were granted to three outside Directors. The option price was the closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant.

                         COMPARATIVE STOCK PERFORMANCE

  The Performance Graph below compares the cumulative total stockholder return on the Company's Common Stock against the S&P Composite-500 Stock Index and the S&P Financial Index for the period of five fiscal years commencing December 31, 1990, and ending December 31, 1995. The graph presentation assumes $100 invested on December 31, 1990, in Company Common Stock, the S&P Composite-500 Stock Index and the S&P Financial Index, with dividends reinvested, and shows such values at December 31, 1995. Based upon a study entitled, "Shareholders Scoreboard" published in The Wall Street Journal on February 29, 1996, the Board of Directors believes that the Company's stockholder return performance for the five-year period is the single best performance of any company listed on the New York Stock Exchange for such period.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                           [STOCK PERFORMANCE GRAPH]

                            12/31/90 12/31/91 12/31/92 12/31/93 12/31/94 12/31/95
- ---------------------------------------------------------------------------------
  Green Tree Financial
   Corporation............    100      367      458      924     1,179    2,065
- ---------------------------------------------------------------------------------
  S&P Composite-500 Index.    100      130      140      155       157      215
- ---------------------------------------------------------------------------------
  S&P Financial Index.....    100      151      186      207       199      307

                       COMPENSATION OF EXECUTIVE OFFICERS

INFORMATION REGARDING EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the executive officers of the Company. Executive officers are elected annually by the Board of Directors.

 NAME, POSITIONS, AND                   BUSINESS EXPERIENCE DURING THE PAST
 OFFICES WITH THE COMPANY           AGE FIVE YEARS
 ------------------------           --- -----------------------------------
 Lawrence M. Coss.................   57 Chairman and Chief Executive Officer
  Chief Executive Officer;              since April 1994; Chairman, President
  Chairman of the Board                 and Chief Executive Officer (1987-
                                        1994); President and Chief Executive
                                        Officer (1975-1987); Company founder;
                                        Director of the Company since 1975
                                        (nominee for term expiring in 1999).
 Robert D. Potts..................   53 President and Chief Operating Officer
  President and Chief Operating         since April 1994; Executive Vice
  Officer; Director                     President and Chief Operating Officer
                                        (December 1993 to April 1994);
                                        Executive Vice President,
                                        Administration (October to November
                                        1993); Managing Partner, Deloitte &
                                        Touche and its predecessor, Touche Ross
                                        & Co., Minneapolis, Minnesota (1988 to
                                        May 1993); Partner, Deloitte & Touche
                                        (1975 to October 1993); Director of the
                                        Company since 1994 (term expires in
                                        1997).
 John W. Brink....................   50 Executive Vice President and Chief
  Executive Vice President and          Financial Officer from December 1995
  Chief Financial Officer               until his resignation on March 15,
                                        1996; Executive Vice President,
                                        Treasurer and Chief Financial Officer
                                        of the Company (December 1993 to
                                        December 1995); Senior Vice President,
                                        Treasurer and Chief Financial Officer
                                        of the Company (1988-1993); Vice
                                        President, Treasurer and Chief
                                        Financial Officer (1986-1988).
 Richard G. Evans.................   47 Executive Vice President and Secretary
  Executive Vice President              of the Company since December 1993;
  and Secretary; Director               Senior Vice President, General Counsel
                                        and Secretary of the Company (1988-
                                        1993); Vice President, General Counsel
                                        and Secretary (1985-1988); Director of
                                        the Company since 1991 (term expires in
                                        1998).
 Lyle D. Zeller...................   40 Senior Vice President of the Company
  Senior Vice President                 since November 1993; Vice President of
                                        the Company (August 1992 to November
                                        1993); Management Consultant, KPMG Peat
                                        Marwick (1983-1992).

EXECUTIVE COMPENSATION

  The annual compensation for executive officers, including salaries, Directors' fees, bonuses, and option awards for the years ended December 31, 1993, 1994, and 1995, was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                               COMPENSATION
                                     ANNUAL COMPENSATION        AWARDS(2)
                                     -----------------------------------------
NAME OF INDIVIDUAL                                              SECURITIES
AND PRINCIPAL POSITION                  SALARY     BONUS        UNDERLYING
- ----------------------            YEAR  ($)(1)      ($)          OPTIONS
                                     -----------------------------------------
Lawrence M. Coss................. 1995 $433,608 $65,146,594(3)      None
 Chief Executive Officer;         1994  433,608  28,544,354(4)      None
 Chairman of the Board            1993  433,600  13,601,133(5)      None
Robert D. Potts.................. 1995  333,000     850,000      300,000(6)
 President and Chief              1994  281,008     600,000         None
 Operating Officer;               1993   41,500      50,000      200,000(7)
 Director
Richard G. Evans................. 1995  258,000     350,000      100,000(6)
 Executive Vice President         1994  235,500     280,000         None
 and Secretary; Director          1993  221,500     220,000         None
John W. Brink.................... 1995  209,000     340,000      100,000(6)(8)
 Executive Vice President         1994  206,500     250,000         None
 and Chief Financial Officer      1993  198,500     220,000         None
Lyle D. Zeller................... 1995  179,000     250,000       80,000(6)
 Senior Vice President            1994  159,000     200,000         None
                                  1993  135,500     150,000         None

- --------
(1) Includes other compensation in the form of Director's fees, if applicable and car allowances. Other compensation included does not exceed the lesser of $50,000 or 10 percent of the total compensation and is not separately shown.
(2) The Company did not issue any restricted stock to the executive officers listed or any other employees in 1995.
(3) Includes $59,212,820.63 (1,998,745 shares) of Company Common Stock earned as bonus, before stock withheld for federal and state tax withholdings.
(4) Includes $24,538,866 (1,349,216 shares) of Company Common Stock earned as bonus, before stock withheld for federal and state tax withholdings. Share amount is adjusted for a two-for-one stock split in the form of a dividend distributed October 15, 1995.
(5) Includes $10,969,547 (886,428 shares) of Company Common Stock earned as bonus, before stock withheld for federal and state tax withholdings. Share amount is adjusted for two-for-one stock splits in the form of dividends distributed June 30, 1994 and October 15, 1995.
(6) Option amount is adjusted for a two-for-one stock split in the form of a dividend distributed October 15, 1995.
(7) Option amount is adjusted for two-for-one stock splits in the form of dividends distributed June 30, 1994 and October 15, 1995.
(8) Mr. Brink resigned effective March 15, 1996. The options for 100,000 shares of Common Stock were not vested on the date of resignation.

OPTIONS GRANTED, EXERCISED AND HELD BY EXECUTIVES

  The following table shows the number and potential realizable value of stock options granted in 1995.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------  POTENTIAL REALIZABLE
                                        % OF TOTAL                         VALUE AT ASSUMED
                           NUMBER OF     OPTIONS                        ANNUAL RATES OF STOCK
                           SECURITIES   GRANTED TO EXERCISE             PRICE APPRECIATION FOR
                           UNDERLYING   EMPLOYEES   OR BASE                  OPTION TERM
                            OPTIONS     IN FISCAL    PRICE   EXPIRATION ----------------------
NAME                     GRANTED (#)(1)    YEAR    ($/SH)(2)    DATE      5%($)      10%($)
- ----                     -------------- ---------- --------- ---------- ---------- -----------
Lawrence M. Coss........        --          --          --         --          --          --
Robert D. Potts.........    300,000        10.6%    $24.000   07/12/05  $4,528,041 $11,474,946
Richard G. Evans........    100,000         3.5%     24.000   07/12/05   1,509,347   3,824,982
John W. Brink...........    100,000(3)      3.5%     24.000   07/12/05   1,509,347   3,824,982
Lyle D. Zeller..........     80,000         2.8%     24.000   07/12/05   1,207,478   3,059,986

- --------
(1) Stock options become exercisable at 20 percent of the total after each of the first five anniversary dates from the date of grant, except that all options become fully exercisable upon a change of control of the Company or the death or disability of the executive.
(2) Optionees may tender previously-acquired shares of the Company's Common Stock or request the Company to withhold sufficient shares in payment of the exercise price of a stock option, and optionees may tender previously-acquired shares or request the Company to withhold sufficient shares to pay the taxes arising from the exercise. Under the terms of the 1995 Stock Option Plan, the Compensation Committee may grant a reload stock option to purchase the number of shares tendered and/or withheld in an exercise. The reload option would have an exercise price equal to the closing price of the Company's Common Stock on the date of the transaction, and would expire on the scheduled expiration date of the exercised option. The Compensation Committee has not previously granted reload options to any optionees.
(3) Mr. Brink resigned effective March 15, 1996. The options for 100,000 shares of Common Stock were not vested on the date of resignation.

  The following table shows the number and value of stock options exercised by the named executive officers during 1995 and the number and value of stock options retained at December 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF
                                                       SECURITIES
                                                       UNDERLYING          VALUE OF UNEXERCISED
                                                       UNEXERCISED             IN-THE-MONEY
                                                       OPTIONS AT               OPTIONS AT
                                                       FY-END (#)             FY-END ($)(1)
                            SHARES      VALUE       -----------------    ------------------------
                         ACQUIRED ON   REALIZED       EXERCISABLE/             EXERCISABLE/
NAME                     EXERCISE (#)    ($)          UNEXERCISABLE           UNEXERCISABLE
- ----                     ------------ ----------    -----------------    ------------------------
Lawrence M. Coss........       --            --     800,000 / 200,000    $18,724,800 / $4,681,200
Robert D. Potts.........       --            --         --  / 500,000            --  /  4,793,750
Richard G. Evans........    34,817(2) $1,178,339(3) 180,000 / 100,000      3,923,438 /    237,500
John W. Brink...........       --            --     320,000 / 100,000(4)   7,212,498 /    237,500(4)
Lyle D. Zeller..........       --            --      73,400 /  80,000      1,609,066 /    190,000

- --------
(1) Based on closing price of the Company's Common Stock on December 29, 1995 ($26.375) less the option exercise price.
(2) Mr. Evans sold the exercised shares. The exercised shares are net of 15,183 shares withheld for Mr. Evans' federal and state tax liability.
(3) Based on the sale price for Common Stock sold upon exercise.
(4) Mr. Brink resigned effective March 15, 1996. The options for 100,000 shares of Common Stock were not vested on the date of resignation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Role of Committee. The Compensation Committee of the Board of Directors (the "Committee") reviews and establishes compensation strategies and programs to ensure that the Company attracts, retains, properly compensates, and motivates the most qualified executives and key employees. The Committee consists of the three nonemployee Directors. It regularly meets in November or December, primarily to review and determine bonuses for executive and other key personnel, and otherwise meets on an as-needed basis. In 1995, the Committee met four times.

  Elements of Compensation Program. The Committee believes that the Company's success depends greatly on the efforts of its officers, regional managers, and other key personnel. The Committee also believes the Company must compete with a number of other financial institutions for qualified personnel. For these reasons, the Company seeks to attract, retain, and motivate its key employees with compensation that is competitive within the financial services industry, provided that performance of the Company and the individual warrant such compensation. Historically, the most significant component of key employee compensation has been remuneration in the form of cash bonuses and stock options awarded pursuant to the Company's Key Employee Bonus Program (the "Bonus Program") and its stock option plans. Base salary levels for key Company employees are generally conservative compared to similar positions at other financial institutions. Cash bonuses typically represent a substantial portion of a key employee's total cash compensation. The Committee believes that, by putting a substantial portion of a key employee's compensation at risk, the employee is further motivated to perform at a high level. The Committee also believes that this performance-based philosophy better aligns the employee's interests with those of the Company's stockholders.

  Under the Company's Bonus Program, cash bonuses aggregating up to 4 percent of the Company's pretax earnings may be paid to executives and other key employees, excluding the Company's Chief Executive Officer. Employees participating in the program include Company officers, regional managers, and other key employees designated by the Company's Chief Executive Officer and approved by the Committee. For 1995, 118 employees participated in the Bonus Program.

  The Committee meets to consider the amount of bonuses payable to Bonus Program participants in November or December of each year, and bonuses are paid before year end. The Committee determines bonus amounts on the basis of recommendations of the Company's Chief Executive Officer who, in turn, considers the written performance evaluations of the supervisors of participating key employees. The Committee analyzes those recommendations in light of a number of factors relating to both Company and individual performance. Company performance factors include the level of profitability, return on equity, volume of business and market share, comparison to prior years' performance, actual versus budgeted performance, portfolio performance, performance in relation to competitors, and other factors. Individual performance factors include an assessment of contribution to business unit performance, quality of work, individual and overall responsibilities, length of service, and other factors.

  During 1995, the Committee considered the growth of the Company's business and the returns it generated for its stockholders in setting annual bonuses. In particular, the Committee considered the Company's significant increase in the principal balance of contracts originated in 1995 over 1994. The principal balance of manufactured home contracts originated was $4.16 billion, an increase of 30 percent in 1995 compared to contracts originated in 1994. The Company's principal balance of home improvement loan originations was $627 million, an increase of 35 percent during 1995, and the Company's consumer product loan originations increased 276 percent to $361 million. The Company's equipment finance division substantially increased its loan originations to $110 million during the year, and the Company's floorplan lending program increased its outstandings to $574 million compared with $168 million in 1994. Strong loan originations led to record net earnings of $253,969,000, resulting in a 40 percent increase in net earnings compared to 1994. Lastly, the Committee considered the Company's 30 percent return on equity, which exceeded a 28 percent return on equity for 1994. Total return to shareholders (including dividends reinvested) in 1995 was 75.1 percent, a return well above the Company's peer group.

  Although the Bonus Program enables the Company to pay up to 4 percent of pretax profits as bonuses, the Company has not always paid out as much as was available. For 1995, aggregate bonuses were $7,233,000 or 1.77 percent of pretax earnings, and in the preceding two years aggregate bonuses under the Bonus Program approximated 1.96 percent of pretax earnings. The foregoing amounts include the executive officers, other than the Company's Chief Executive Officer, who received aggregate bonuses of $1,790,000 or 0.44 percent of pretax earnings, and, in the preceding two years, bonus compensation to this group of individuals approximated 0.51 percent and 0.74 percent of pretax earnings, respectively. Because a significant portion of key employee cash compensation is payable as a bonus, the Committee believes it will continue to pay bonuses in a year for which the level of earnings declined from the previous year, although the amount of the bonuses paid will, in all likelihood, decline to reflect the reduction in earnings.

  The Committee believes that it is important for key employees to have long-term incentives through an equity interest in the Company. Accordingly, from time to time the Company has granted key employees stock options pursuant to the Company's stock option plans. As of February 29, 1996, 97 of the Company's 112 total key employees (excluding the Company's Chief Executive Officer) held options to acquire 4,773,532 shares of the Company's Common Stock. As of the same date, the executive officers, other than the Company's Chief Executive Officer, whose compensation is specifically disclosed herein, held stock and options aggregating 1,353,400 shares of the Company's Common Stock. The Company has no other long-term incentive plans.

  Compensation of Chief Executive Officer for 1995. The compensation of the Company's Chief Executive Officer for 1995 is based entirely on the existing employment agreement between Mr. Coss and the Company. The Company and Mr. Coss entered into the current agreement in April 1991 (the "1991 Employment Agreement"), extending similar employment and compensation arrangements that have been in effect since 1985. The 1991 Employment Agreement expires on December 31, 1996, and provides that, in addition to a base annual salary of $400,000, Mr. Coss will receive an annual bonus as provided in his employment contract. For a description of the 1991 Employment Agreement, see "Existing Employment Agreement With Chief Executive Officer" beginning on page 13.

  The Committee believes that the compensation arrangements with Mr. Coss meet the Company's overall approach to performance-related executive compensation and its goal of retaining and motivating a highly qualified Chief Executive Officer responsible for setting and implementing the strategic direction which has enabled the Company to perform at a very high level. The 1991 Employment Agreement aligns management and stockholder interests by linking a substantial portion of Mr. Coss's cash compensation to pretax earnings, with the result that Chief Executive Officer compensation improves directly in relation to improved Company profitability. The agreement also provides that a significant portion of Mr. Coss's compensation is payable in Company stock. The Committee believes that the equity position that Mr. Coss has in the Company as a result of the 1991 Employment Agreement has provided Mr. Coss with long-term incentives to help the Company achieve strong financial performance.

  The Committee firmly believes that the Company's compensation policy for its key employees, which emphasizes long-term incentives through equity appreciation, has been a key contributing factor in the extraordinary financial performance of the Company over the last five years. The Company's market capitalization during this period has increased from $330 million at December 31, 1990 to $3.6 billion at December 31, 1995. The Company's earnings per share has grown at a compound annual rate of 44 percent over the five-year period, from $0.29 per share to $1.81 per share. The compound total annual return to stockholders over the last five years, which includes dividends, was 83 percent. For additional information on stockholder performance and the performance graph, see "Performance Graph" on page 5. The Committee has reaffirmed its commitment to emphasize policies which will contribute to the long-term growth of stockholder values. It is with this commitment that the Committee undertook discussions with Mr. Coss with respect to a new employment agreement to be effective upon the expiration of the 1991 Employment Agreement.

  New Employment Agreement With Chief Executive Officer. In mid-1995 the Committee began informal discussions with Mr. Coss concerning a new employment agreement to be effective after the expiration of the 1991 Employment Agreement on December 31, 1996. The Committee determined that it would be in the best interests of the Company to enter into a new employment agreement with Mr. Coss prior to the expiration of the 1991 Employment Agreement, so that the provisions of the compensation arrangement which require stockholder approval could be submitted to the stockholders at the 1996 Annual Meeting, rather than wait until the 1997 Annual Meeting at which time the 1991 Employment Agreement would have expired.

  The Committee at its September 19, 1995, meeting determined to retain a consultant to advise the Committee. On December 15, 1995, the Committee retained Alan M. Johnson of Johnson Associates, Inc., an independent executive compensation consultant (the "Consultant"), to advise the Committee and to assist in developing proposals for a new employment agreement with Mr. Coss. The Consultant provided the Committee with detailed information relating to both the levels and methods of executive compensation and the performance of other selected publicly-held companies. In addition to researching current and historical market and comparative data, the Consultant interviewed Mr. Coss, the members of the Committee, the other members of the Board of Directors, certain senior managers, and certain long-term institutional stockholders to gain further insight into the Company and its compensation practices, and to obtain suggestions relative to a new employment agreement with Mr. Coss.

  At the Committee's meeting on February 9, 1996, an agreement was reached with Mr. Coss as to the terms of a new five-year employment agreement to be effective January 1, 1997 (the "1997 Employment Agreement"). The Committee determined that an increase in base salary from $400,000 to $600,000 per year was appropriate, as Mr. Coss's base salary had not been increased since 1985. At this level, Mr. Coss's base salary would continue to rank in the fourth (bottom) quartile of chief executive officers of large financial services companies and is consistent with the Committee's policy of establishing modest base salaries for key employees. The cash bonus and long-term incentive provisions incorporated into the 1997 Employment Agreement are: (1) a cash bonus to be determined pursuant to a new chief executive bonus and stock option plan (the "1997 Chief Executive Plan"); and (2) the issuance to Mr. Coss of a two million share stock option award pursuant to the 1997 Chief Executive Plan. For an additional description of the terms of the 1997 Employment Agreement, see "New Employment Agreement With Chief Executive Officer" beginning on page 13, below.

  1997 Chief Executive Plan. The 1997 Chief Executive Plan provides for an incentive-based cash bonus formula equal to 2.5 percent of the net income of the Company in excess of a 12 percent return on equity ("ROE"). Based upon the advice of the Consultant and the Company's extraordinary record over the past five years in terms of stockholder performance returns, the Committee determined that it would be appropriate to target total cash compensation for Mr. Coss within the first (top) quartile of cash compensation of chief executive officers of "large cap" public companies. In choosing a base or threshold level of performance of ROE, the Committee considered the historical ROE and comparative information provided by the Consultant.

  The Committee also concluded that a stock option grant would create added positive incentive for Mr. Coss to continue to lead management's efforts to sustain the Company's strong financial performance. The Committee carefully considered the following factors in deciding to grant stock options rather than a stock bonus as provided in the 1991 Employment Agreement, and in determining the number of options to grant to Mr. Coss pursuant to the 1997 Chief Executive
Plan: (1) the extraordinary growth of the Company in terms of loan volume, income, net earnings, stockholders' equity and market capitalization; (2) the desire to provide additional long-term incentives to foster continued strong growth in stockholder values; (3) the equity made available to other chief executives of public companies who have developed strategies and have guided management in the execution of such strategies to achieve a significant increase in stockholder value; (4) Mr. Coss's present level of investment in the Company; and (5) the accounting treatment of stock options which would not involve a charge to earnings. No one factor was given more weight than another factor by the Committee, and the Committee made a determination that an option grant to Mr. Coss of two million shares was appropriate.

  Statement Regarding Tax Policy Compliance. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the Company's federal income tax deduction for compensation paid in any year to certain named executives (including the Chief Executive Officer) to $1 million, to the extent that such compensation is not "performance-based compensation" within the meaning of Section 162(m) and the Treasury Regulations promulgated thereunder. Accordingly, in structuring the Company's compensation arrangement with its Chief Executive Officer under the 1997 Chief Executive Plan, the Committee designed an incentive bonus formula and stock option plan which are intended to qualify as "performance-based compensation" in order to decrease the after-tax cost of such arrangements to the Company. In compliance with Section 162(m), the 1997 Chief Executive Plan, which provides for incentive-based compensation, is being submitted to stockholders for approval. Mr. Coss's compensation for 1995 and 1996 is pursuant to the 1991 Employment Agreement, which is grandfathered under the provisions of Section 162(m).

By the Compensation Committee:

W. Max McGee
Tania A. Modic
Robert S. Nickoloff

EXISTING EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

  In April 1991, the Company and Mr. Coss entered into the 1991 Employment Agreement which extended Mr. Coss's previous employment and noncompetition agreement with the Company from January 1, 1992, through December 31, 1996. The agreement provides that Mr. Coss is entitled to receive a base salary of $400,000 per year and a bonus equal to 2.5 percent percent of the Company's pretax income, after deductions for bonuses paid pursuant to the Key Executive Stock Bonus Program (described below) and certain other adjustments. The bonus will be payable: (1) so long as the Key Executive Stock Bonus Program is in effect, 50 percent in cash and 50 percent in Company Common Stock, initially valued at $23.75, the closing price for the Company's Common Stock on the New York Stock Exchange on the day the 1991 Employment Agreement was entered into; or (2) in all other cases, 100 percent in cash. The Key Executive Stock Bonus Program provides that the stock price for the issuance of stock in payment of the bonus is to be adjusted for stock dividends and other corporate events affecting the number of shares outstanding. The stock price for the issuance of stock in payment of the stock portion of the bonus is $2.96875 per share as a result of adjustments to reflect three separate two-for-one stock splits in the form of stock dividends, distributed to stockholders on January 31, 1993, June 30, 1994 and October 15, 1995.

NEW EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

  As indicated in the Report of the Compensation Committee, the Committee determined that it would be in the best interests of the Company to enter into a new employment agreement to be effective after the expiration of the 1991 Employment Agreement on December 31, 1996. The Committee retained the Consultant to advise the Committee and to assist in developing proposals for a new employment agreement with Mr. Coss.

  The Compensation Committee reached agreement with Mr. Coss at the Committee's meeting on February 9, 1996, as to the terms of a new employment agreement to be effective on January 1, 1997 (the "1997 Employment Agreement"). The 1997 Employment Agreement will be for a term of five years beginning January 1, 1997 and ending on December 31, 2001. The 1997 Employment Agreement provides for:
(1) an increase in base salary from $400,000 to $600,000 per year; (2) a cash bonus to be determined pursuant to a new chief executive officer bonus and stock option plan (the "1997 Chief Executive Plan"); and (3) the issuance to Mr. Coss of a two million share option award pursuant to the 1997 Chief Executive Plan.

  The Compensation Committee and Mr. Coss also agreed that the terms of his noncompetition agreement would be extended and would apply for the five-year term of the 1997 Employment Agreement, plus one year. If retirement or a change of control occurs during the five-year term, the noncompetition agreement will apply from the date of such event for the remainder of the original term of the 1997 Employment Agreement, plus one year. The current noncompetition agreement expires one year after the termination of the 1991 Employment Agreement. Under the current agreement, in the event of a change of control, Mr. Coss has the right to terminate the 1991 Employment Agreement within one year of the event and to terminate the noncompetition agreement.

                     APPROVAL OF CHIEF EXECUTIVE CASH BONUS
                             AND STOCK OPTION PLAN
                                    (ITEM 2)

INFORMATION REGARDING PLAN AND STOCKHOLDER APPROVAL

  The 1997 Chief Executive Plan provides for an incentive-based formula to determine the amount of cash bonus compensation for the Chief Executive Officer during the term of the 1997 Employment Agreement. The 1997 Chief Executive Plan also provides for a two million share stock option award. The primary features of the 1997 Chief Executive Plan are summarized below. A copy of the Plan is attached to this Proxy Statement as Exhibit A.

  Administration of the 1997 Chief Executive Plan. The Compensation Committee will be responsible for the administration of all performance-based compensation arrangements under the 1997 Chief Executive Plan and will make all determinations and appropriate certifications with respect thereto. The Compensation Committee's authority includes the authority to: (1) determine the type(s) of awards to be granted; (2) determine the terms and conditions of any award; (3) amend the terms and conditions of any award and accelerate the exercisability of options or the lapse of restrictions relating to any awards;
(4) certify in writing that the performance threshold for the cash bonus has been attained and certify as to the computation of the cash bonus; (5) interpret and administer the 1997 Chief Executive Plan and any instrument or agreement or award made or entered into pursuant thereto; (6) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration; and (7) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 1997 Chief Executive Plan.

  Description of Bonus Formula. The incentive-based bonus formula provides for an annual cash bonus equal to 2.5 percent of the net income of the Company in excess of a 12 percent return on equity ("ROE"), using the beginning equity for the applicable year. The Consultant advised the Compensation Committee that continued strong financial performance by the Company in excess of a 20 percent ROE during the period of the 1997 Employment Agreement would result in cash compensation in the form of base salary and cash bonus targeted in the top quartile of large cap corporations. Had the bonus formula been in place in 1995 the amount of cash bonus would have been approximately $5.2 million. In the future, if the Company's ROE is 16 percent, the formula is targeted so that the cash bonus would fall in the median of other chief executives. The Chief Executive will not earn any cash bonus if the ROE does not exceed 12 percent. For a discussion of the factors considered by the Compensation Committee in arriving at the formula for determining the cash bonus, see "Compensation Committee Report on Executive Compensation--1997 Chief Executive Plan" beginning on page 12.

  Description of Stock Option Award. The 1997 Chief Executive Plan provides for an award of a two million share stock option. The Compensation Committee concluded that a stock option grant would best align the long-term interests of the Chief Executive Officer and the stockholders to best serve the Company. The Compensation Committee desired to create positive incentives for Mr. Coss to continue to lead management's efforts to sustain the Company's strong financial performance. The options provide for an exercise price equal to the fair market value of the Company's stock on February 9, 1996, the date of grant. The amount of the exercise price is $30.875, the closing price of the Company's stock on the New York Stock Exchange on that date. The term of the option is for ten years, with a five-year vesting schedule providing vesting at 20 percent per year for each full year of service beginning in 1997. The option will also provide for acceleration of vesting in the event of death or disability of Mr. Coss or a change of control of the Company on the same basis as provided for other employees of the Company who have been granted stock options. It was also agreed that if Mr. Coss were to retire during the first two years of the agreement, he would vest in 50 percent of the stock options, and that if retirement were to occur during the remainder of the term, vesting would be 100 percent.

  The Company intends to file a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, and listing applications with the New York and Pacific Stock Exchanges with respect to the additional shares issuable under options and awards granted to Mr. Coss under the 1997 Chief Executive Plan. The option granted pursuant to the 1997 Chief Executive Plan is issued as a non-qualified option for tax purposes. The tax consequences of non-qualified options provide that an optionee who exercises a non-qualified option will recognize as taxable ordinary income at the time of exercise, an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax information reporting requirements and certain requirements relating to limitations on deductions in excess of $1 million per year.

  The following table shows certain information with respect to stock options granted to the Chief Executive Officer pursuant to the 1997 Chief Executive Plan.

                               NEW PLAN BENEFITS
                CHIEF EXECUTIVE CASH BONUS AND STOCK OPTION PLAN

      NAME AND POSITION                   DOLLAR VALUE ($)(1) NUMBER OF UNITS(2)
      -----------------                   ------------------- ------------------
      Lawrence M. Coss...................     $7,000,000          2,000,000
       Chief Executive Officer

- --------
(1) Based on the market value as of March 29, 1996 of the securities underlying the options granted as of February 9, 1996.
(2) Stock options become exercisable for 20 percent of the total number of shares covered by the grant after each full year beginning in 1997, except that all options become exercisable after January 1, 1997 upon a change of control of the Company or the death or disability of the Chief Executive Officer. Such options have an exercise price of $30.875, which was the closing price for the Company's Common Stock on the New York Stock Exchange on February 9, 1996, the date of grant. The options expire on February 8, 2006.

  Stockholder Approval of the 1997 Chief Executive Plan. Section 162(m) of the Code generally limits the Company's federal income tax deduction for compensation paid in any year to $1 million per year, to the extent that such compensation is not "performance-based compensation." In order for compensation to be performance-based, it must generally satisfy four tests: (1) it must be based solely on the attainment of pre-established and objective performance goals; (2) the goals must be established and administered by a compensation committee comprised solely of at least two independent directors; (3) the material terms must be approved by stockholders; and (4) the committee must certify that the goals have been met. A stock option plan will, in general, qualify as "performance-based" compensation if (1) it has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (2) it is granted under a plan that limits the number of shares for which options may be granted to any participant during a specified period, which plan is approved by a majority of the stockholders entitled to vote thereon, and (3) it is granted by a compensation committee consisting solely of at least two independent directors. In structuring the Company's compensation arrangement with its Chief Executive Officer under the 1997 Chief Executive Plan, the Compensation Committee intends both the incentive formula for determining a cash bonus and the stock option award to qualify as "performance-based compensation" under Section 162(m) of the Code in order to decrease the after-tax cost of such arrangements to the Company. There can be no assurance that the Company's performance-based compensation arrangements with its Chief Executive Officer will in fact qualify as such under Section 162(m) of the Code or that the tax deductibility of compensation paid and stock options granted pursuant thereto will not in fact be limited by the $1 million statutory cap on deductible executive compensation.

  The performance-based portions of the 1997 Chief Executive Plan with the Chief Executive Officer are submitted for approval by a majority of holders of Common Stock present or represented and entitled to vote at the 1996 Annual Meeting. In the event the stockholders do not approve the 1997 Chief Executive Plan, the 1997 Employment Agreement will be terminated and will have no further effect.

RECOMMENDATION OF BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 1997 CHIEF EXECUTIVE PLAN. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK OUTSTANDING AND ENTITLED TO VOTE WILL BE NECESSARY FOR APPROVAL OF THE 1997 CHIEF EXECUTIVE PLAN. PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSAL UNLESS OTHERWISE SPECIFIED.

                    OTHER INFORMATION RELATING TO DIRECTORS
                             AND EXECUTIVE OFFICERS

CHANGE OF CONTROL AGREEMENTS

  The 1991 Employment Agreement with the Chief Executive Officer provides that in the event Mr. Coss terminates his employment within one year after a Critical Event (defined as the sale of all or substantially all of the assets of the Company to, or the acquisition of more than 50 percent of the issued and outstanding voting stock of the Company by, any person or group of persons acting in concert, or if the Company is merged into another corporation or is consolidated with another corporation), the Company shall pay the largest amount that does not constitute an "excess parachute payment" within the meaning of Section 280G of the Code, as a termination payment, and Mr. Coss may revoke his noncompetition agreement. The 1997 Employment Agreement grants Mr. Coss the right to terminate his employment within two years of a Critical Event, provided that the term of the noncompetition agreement will remain in effect for the balance of the term of the 1997 Employment Agreement, plus one year. The 1997 Employment Agreement also provides for a termination payment calculated in the same manner, provided that the amount thereof is subject to a cap of 0.5 percent of the valuation placed on the entire Company in connection with such Critical Event.

  The Company has also entered into an agreement with Richard G. Evans, Executive Vice President and Secretary, which provides for specified financial arrangements upon termination of employment with the Company after a change in control. Generally, the agreement was for an initial one-year term and thereafter is automatically renewable for additional one-year terms unless the Company gives notice to Mr. Evans at least 90 days prior to each December 31 that it does not wish to extend the agreement; provided, however, that notwithstanding any such notice by the Company not to extend, the agreement will continue for a period of 24 months beyond its term if a change of control of the Company occurs during such term. The agreement provides that after a change in control of the Company, if Mr. Evans leaves the Company's employ either voluntarily or involuntarily (other than a termination for cause or due to death or disability), he is entitled to compensation equal to three times the sum of (i) his annual base salary, and (ii) an amount equal to the product of his annual base salary multiplied by the percentage that the discretionary bonus for the last complete fiscal year bears to the annual base salary for the prior fiscal year. The agreement also requires the payment of all legal fees and expenses incurred by Mr. Evans in connection with such a termination of employment.

PENSION PLAN

  Employees of the Company participate in a noncontributory pension plan (the "Pension Plan"). The Pension Plan is a defined benefit plan qualified under the Internal Revenue Code (the "Code"). To be eligible to receive benefits under the Pension Plan, an employee must be at least 21 years of age, have completed one full year of employment, and have worked for the Company for a minimum of 1,000 hours in the preceding 12 months.

  Normal retirement age under the Pension Plan is generally age 65 and benefits are reduced or increased for retirement prior to or after age 65. The formula to determine the amount of benefits payable to an employee upon normal retirement is as follows: 1.2 percent of monthly average earnings up to covered compensation plus 1.75 percent of monthly average earnings in excess of covered compensation, multiplied by service up to 35 years. Monthly average earnings is the employee's total pay during the 60 nonconsecutive months of the employee's last 120 months of employment with the Company which give the highest average compensation. None of the Chief Executive Officer's stock bonus payments count as compensation under the Pension Plan. Covered compensation is the 35-year average of the social security wage base, varying by year of birth. The normal Pension Plan option, upon which the funding assumptions are based, is an option that provides that the participant will receive benefits for his or her lifetime. Section 415 of the Code limits the annual benefit which may be paid under a qualified plan. The annual benefit limit for an individual age 65 as of December 31, 1995, was $120,000. The Board of Directors adopted a Restated Supplemental Pension Plan in September 1987 pursuant to which the Company will pay any benefits lost due to qualified plan limitations for the executive officers listed on page 6 and certain other key officers of the Company.

  On December 31, 1995, all of the individuals named in the preceding Summary Compensation Table were participants in the Pension Plan. Mr. Coss has accrued 20 years of service; Mr. Potts, 2 years; Mr. Evans, 11 years; Mr. Brink, 10 years; and Mr. Zeller, 3 years.

  The following table assumes a formula for normal retirement as described above assuming all income is above covered compensation.

                                    ESTIMATED ANNUAL PENSION BASED ON YEARS
     AVERAGE                          OF SERVICE AT NORMAL RETIREMENT DATE
  NNUAL EARNINGSA            ------------------------------------------------------
 (IGHEST 5 YEARS)H               15         20         25         30         35
- -----------------            ---------- ---------- ---------- ---------- ----------
   $5,000,000..............  $1,312,500 $1,750,000 $2,187,500 $2,625,000 $3,062,500
    4,000,000..............   1,050,000  1,400,000  1,750,000  2,100,000  2,450,000
    3,000,000..............     787,500  1,050,000  1,312,500  1,575,000  1,837,500
    2,000,000..............     525,000    700,000    875,000  1,050,000  1,225,000
    1,500,000..............     393,750    525,000    656,250    787,500    918,750
    1,000,000..............     262,500    350,000    437,500    525,000    612,500
      500,000..............     131,250    175,000    218,750    262,500    306,250
      400,000..............     140,000    175,000    210,000    245,000
      300,000..............      78,750    105,000    131,250    157,500    183,750
      225,000..............      59,060     78,750     98,440    118,130    137,810
      200,000..............      52,500     70,000     87,500    105,000    122,500

SECURITY OWNERSHIP OF MANAGEMENT

  As of February 29, 1996, the Company is unaware of any owner of the Company's Common Stock which beneficially owns more than 5 percent of such stock.

  The following table sets forth as of February 29, 1996, information about the ownership of the Company's Common Stock by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and officers as a group. The stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                    PERCENT OF
                                               AMOUNT AND NATURE OF OUTSTANDING
NAME OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP   SHARES
- ------------------------                       -------------------- -----------
Lawrence M. Coss..............................      5,564,149(1)        4.1%
Robert D. Potts...............................         40,000             *
Richard G. Evans..............................        380,000(2)          *
John W. Brink.................................        376,640(3)          *
Lyle D. Zeller................................         81,400(2)          *
Tania A. Modic................................        233,200(4)          *
W. Max McGee..................................        532,000(4)          *
Robert S. Nickoloff...........................        140,000(4)          *
All Directors and Officers as a group (52
 persons).....................................      8,602,879(5)        6.3%

- --------
*Less than one percent.
(1) Includes 32,000 shares held by minor children, 87,200 shares held by spouse, 80,000 shares held by LVC Investment Company, Inc., and options for 1,000,000 shares of Common Stock exercisable within 60 days after February 29, 1996.

(2) Includes 180,000 and 73,400 shares issuable to Messrs. Evans and Zeller, respectively, upon exercise of stock options which are exercisable currently or within 60 days of February 29, 1996.
(3) Includes 640 shares held by minor children and options for 320,000 shares of Common Stock exercisable within 60 days after February 29, 1996. Mr. Brink resigned effective March 15, 1996.
(4) Includes 28,000, 52,000 and 92,000 shares issuable to Ms. Modic and to Messrs. McGee and Nickoloff, respectively, upon exercise of stock options which are exercisable currently or within 60 days of February 29, 1996. Mr. McGee's holdings include 200,000 shares held by his spouse and Ms. Modic's holdings are held jointly with her spouse.
(5) Includes 2,749,532 shares issuable upon exercise of stock options exercisable currently or within 60 days of February 29, 1996.

SECTION 16(A) REPORTING

  Section 16(a) of the 1934 Act requires the Company's Directors, executive officers and all person who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and greater-than-10%-beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to the Company's Directors, executive officers and greater-than-10% beneficial owners were complied with.

             PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO
                 INCREASE THE AUTHORIZED SHARES OF COMMON STOCK
                                    (ITEM 3)

INFORMATION REGARDING PROPOSED AMENDMENT

  The Board of Directors has determined that Article 3 of the Company's Certificate of Incorporation should be amended, and has voted to submit an amendment to the Company's stockholders for adoption. Article 3 currently provides that the aggregate number of shares of all classes of stock which the Company shall have authority to issue is 165,000,000 shares, consisting of 15,000,000 shares of Preferred Stock and 150,000,000 shares of Common Stock. The Board of Directors recommends to stockholders that the article be amended to increase the number of authorized shares of Common Stock by 250,000,000 shares to 400,000,000 shares, thereby increasing to 415,000,000 the aggregate number of shares of all classes of stock which the Company shall have authority to issue, including 15,000,000 shares of Preferred Stock.

  If the amendment is approved by the Company's stockholders, Article 3 of the Certificate of Incorporation would read as follows:

    The aggregate number of shares which this Corporation shall have authority to issue is 415,000,000 shares, divided into 400,000,000 common shares with a par value of $0.01 per share, which shall be known as "Common Stock" and 15,000,000 preferred shares with a par value of $0.01 per share, which shall be known as "Preferred Stock."

  As of December 31, 1995, there were 135,483,266 shares of Common Stock outstanding, and an additional 12,406,252 shares of Common Stock were reserved for issuance pursuant to the Company's stock option and stock bonus plans. The Company has 2,110,482 authorized but unissued, unreserved and uncommitted shares of Common Stock available for issuance, including 2,051,000 shares held in Treasury. There are no shares of Preferred Stock issued and outstanding.

  The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of

Common Stock presently outstanding. Such additional shares would not (and the shares of Common Stock presently outstanding do not) entitle holders thereof to preemptive or cumulative voting rights.

  The Company is proposing to increase the number of authorized shares of its Common Stock to provide additional shares for general corporate purposes, including stock dividends, raising additional capital, issuances pursuant to employee stock plans and possible future acquisitions. In the most recent three years, the Company has had three separate two-for-one stock splits in the form of stock dividends which were distributed on January 31, 1993, June 30, 1994 and October 15, 1995. There is no present plan, understanding or agreement, however, for issuing a material number of additional shares of Common Stock from the additional shares of stock proposed to be authorized pursuant to the amendment. The Board of Directors believes that an increase in the total number of shares of authorized Common Stock will better enable the Company to meet its future needs and give it greater flexibility in responding quickly to advantageous business opportunities, as well as provide additional shares for corporate purposes generally.

  The issuance by the Company of shares of Common Stock, including the additional shares that would be authorized if the proposed amendment is adopted, may dilute the present equity ownership position of current holders of Common Stock and may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulation. Under existing New York Stock Exchange regulations, approval of a majority of the holders of Common Stock would nevertheless be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of Common Stock, other than in a public offer for cash, if:
(1) the Common Stock (including securities convertible into Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20 percent of the number of shares outstanding before the issuance of the Common Stock; or
(2) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20 percent of the number of shares outstanding before the issuance of the Common Stock; or (3) the issuance would result in a change of control of the Company.

RECOMMENDATION OF BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK OUTSTANDING AND ENTITLED TO VOTE WILL BE NECESSARY FOR APPROVAL OF THE AMENDMENT. PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSAL UNLESS OTHERWISE SPECIFIED.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG Peat Marwick, LLP to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1996, subject to stockholder ratification.

  A representative of KPMG Peat Marwick, LLP will be present at the 1996 Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

                             SELECTION OF AUDITORS
                                    (ITEM 4)

  The Board of Directors of the Company has selected the firm of KPMG Peat Marwick, LLP as independent auditors of the Company for the year ending December 31, 1996 subject to the approval of the stockholders.

  Before the Audit Committee recommended to the full Board of Directors the appointment of KPMG Peat Marwick, LLP, it carefully considered that firm's qualifications. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of auditing and accounting. The Audit Committee has expressed its satisfaction with KPMG Peat Marwick in all these respects. Representatives of KPMG Peat Marwick will be present at the Annual Meeting of Stockholders and will be given a opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions following the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE SELECTION OF KPMG PEAT MARWICK, LLP AS THE COMPANY'S AUDITORS. PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSAL UNLESS OTHERWISE SPECIFIED.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Certain Directors and executive officers of the Company are eligible to execute notes to the Company to purchase Company Common Stock pursuant to the exercise of stock options. These notes would be collateralized by the stock purchased. These notes would be due on demand and carry an interest rate of the greater of six percent or the Internal Revenue Service applicable federal rate for officer borrowings. Such Directors and executive officers would be required to pay interest quarterly on such notes and make certain annual principal repayments. No amounts were borrowed or outstanding on such officer notes during 1995.

               PROPOSALS OF STOCKHOLDERS FOR 1997 ANNUAL MEETING

  All proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company at its executive offices in Saint Paul, Minnesota on or before December 11, 1996 for inclusion in the Company's Proxy Statement and Proxy for such meeting.

                           ANNUAL REPORT ON FORM 10-K

  Copies of the Company's Annual Report on Form 10-K (an annual filing with the Securities and Exchange Commission) for the fiscal year ended December 31, 1995, may be obtained without charge by writing to Green Tree Financial Corporation, 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102-1639, Attention: John A. Dolphin, Vice President and Director of Investor Relations.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Richard G. Evans

                                          RICHARD G. EVANS
                                          Secretary

Dated: April 11, 1996

                                                                       EXHIBIT A

                        GREEN TREE FINANCIAL CORPORATION
                CHIEF EXECUTIVE CASH BONUS AND STOCK OPTION PLAN

  Section 1. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

    Award. Either an Option or a Performance Bonus granted under the Plan.

    Chief Executive Officer. Lawrence M. Coss or the individual serving in that capacity for the Company as of the first day of a Performance Period.

    Code. The Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

    Committee. A committee of the Board of Directors of the Company designated by such Board to administer the Plan, which shall consist of members appointed from time-to-time by the Board of Directors and shall be comprised of not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Rule 16b-3. Each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3. In addition, to the extent required by Section 162(m) of the Code, all members of the Committee shall be "outside directors" within the meaning of Section 162(m) of the Code.

    Company. GREEN TREE FINANCIAL CORPORATION is a Delaware corporation.

    Net Income. With respect to each Performance Period, the Company's net income, prior to any reduction for amounts paid pursuant hereto but after taking into account all other expenses of the Company including taxes, as computed in accordance with generally accepted accounting principles as in effect for the Company's fiscal year ending December 31, 1995, without regard to any changes thereto. For purposes of the foregoing computation, extraordinary items, whether gains or losses, shall also not be taken into account. In addition, for purposes of the foregoing computation, discontinued operations, restructuring costs and all acquisitions and disposition, as computed in accordance with generally accepted accounting principles as in effect for the Company's fiscal year ending December 31, 1995, without regard to any changes thereto, shall be taken into account.

    Option Agreement. Any written agreement, contract or other instrument or document evidencing any Option granted under the Plan.

    Participant. The Chief Executive Officer of the Company.

    Performance Bonus. The right to receive a cash payment pursuant to
  Section 4.1 of the Plan.

    Performance Period. The period which coincides with the Company's fiscal year.

    Performance Threshold. The Company's Return on Equity must be at least twelve percent (12%) for the Performance Period for which bonuses are being paid.

    Plan. This GREEN TREE FINANCIAL CORPORATION CHIEF EXECUTIVE CASH BONUS AND STOCK OPTION PLAN.

    Return on Equity or ROE. With respect to each Performance Period, the Company's return on equity is a percentage computed as the Company's Net Income divided by the Company's "equity." As used herein, Net Income shall be computed as provided for above and with respect to each Performance Period, and "equity" for each Performance Period shall be computed as of the last day of the immediately preceding year-end, as computed in accordance with generally accepted accounting principles as in effect for the Company's fiscal year ending December 31, 1995, without regard to any changes thereto. The same principles used in the computation of Net Income shall also be taken into account in computing ROE.

    Shares. The shares of Common Stock, $.01 par value, of the Company or such other securities or property as may become subject to Options pursuant to an adjustment made under Section 3.3 of the Plan.

  Section 2. Administration.

  2.1 Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, including without limitation the provisions of Section 162(m) of the Code, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan;
(iii) determine the number of Shares to be covered by each Option; (iv) determine the terms and conditions of any Award; (v) amend the terms and conditions of any Award and accelerate the exercisability of Options or the lapse of restrictions relating to any Awards; (vi) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (vii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

  2.2 Determinations made prior to each Performance Period. Not later than 90 days after the beginning of each Performance Period, the Committee shall designate Participants, in addition to the Chief Executive Officer, who are to receive Performance Bonuses for that Performance Period.

  2.3 Certification. Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Committee must certify in writing that the Performance Threshold has been attained and as to the computation of the Performance Bonus provided for in Section 4.1 hereof.

  2.4 Stockholder Approval. The material terms of this Plan shall be disclosed to and approved by the stockholders of the Company at the Company's 1996 annual meeting of stockholders in accordance with Section 162(m) of the Code. No Performance Bonus shall be paid under this Plan unless such stockholder approval has been obtained.

  Section 3. Options.

  3.1 Grant. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

    (a) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the fair market value of a Share on the date of grant of such Option as reasonably determined by the Committee.

    (b) Option Term. The term of each Option shall be fixed by the Committee.

    (c) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

  3.2 Shares Available. Subject to adjustment as provided in Section 3.3, the number of Shares available for granting Options under the Plan shall be 2,000,000. Shares to be issued under the Plan may be either

Shares reacquired and held in the treasury or authorized but unissued Shares. If any Shares covered by an Option are not purchased or are forfeited, or if an Option otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Option, to the extent of any such forfeiture or termination, shall again be available for granting Options under the Plan.

  3.3 Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Options, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Options and (iii) the purchase or exercise price with respect to any Options; provided, however, that the number of Shares covered by any Option or to which such Options relates shall always be a whole number.

  3.4 Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Option, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of such Option with a fair market value, as reasonably determined by the Committee, equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of such Option with such a fair market value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

  3.5 Option Limitation. No Participant may be granted Options for more than 2,000,000 Shares in any calendar year beginning with the period commencing January 1, 1996. The foregoing annual limitation specifically includes the grant of any Option representing "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

  Section 4. Performance Bonus.

  4.1 Formula. Subject to the terms and conditions of the Plan, including stockholder approval, the Chief Executive Officer of the Company shall receive a cash, performance bonus for each Performance Period commencing January 1, 1997, in an amount equal to two and one-half percent (2.5%) of the difference (but not less than zero) between (i) the Company's Net Income for that Performance Period, and (ii) that amount which is equal to the amount of Net Income which results in an ROE which is equal to the Performance Threshold.

  4.2 Limitations.

  (a) No payment if Performance Threshold not achieved. In no event shall any Participant receive a Performance Bonus hereunder if the Company Performance Threshold is not achieved during the Performance Period.

  (b) Committee may reduce bonus payment. With respect to any Participant except for the Chief Executive Officer in office as of the date of adoption of the Plan, the Committee retains sole discretion to reduce the amount of any bonus otherwise payable under this Plan.

  Section 5. Benefit Payments.

  5.1 Time and Form of Payments. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, benefits shall be paid to the Participant in a single lump sum cash payment as soon as administratively feasible after the Committee has certified the Company's Net Income and the Performance Threshold for that Performance Period.

  5.2 Nontransferability. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

  5.3 Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

  Section 6. General Terms of Awards.

  (a) No Cash Consideration for Awards. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

  (b) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

  (c) Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award or right under any Award shall be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

  (d) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

  (e) Restrictions; Securities Exchange Listing. All certificates for Shares or other securities delivered under the Plan pursuant to the exercise of any Option shall be subject to such stop transfer orders and other reasonable restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Option unless and until such Shares or other securities have been admitted for trading on such securities exchange. The Committee shall provide for the registration of the securities covered by the Option pursuant to Form S-8.

  Section 7. Amendment and Termination; Adjustments. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award or in the Plan:

    (a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the

  Plan or any Award, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

      (i) would cause Rule 16b-3 to become unavailable with respect to the Plan; or

      (ii) would violate the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company.

    (b) Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided.

    (c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

  Section 8. Miscellaneous.

  8.1 Effective Date. The Plan shall be effective as of February 9, 1996, subject to its approval by the stockholders of the Company, and no payments shall be made pursuant to any Performance Bonus granted pursuant to the Plan until after the Plan has been approved by the stockholders of the Company; provided, however, that (i) a Stock Option may be granted pursuant to the Plan at any time on or after the Effective Date, subject to such stockholder approval; and, (ii) the first Performance Period for which a Performance Bonus may be granted shall be for the Company's fiscal year ending December 31, 1997.

  8.2 Term of the Plan. The Plan shall continue until December 31, 2006, unless sooner discontinued or terminated by the Committee.

  8.3 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

  8.4 Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

  8.5 Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the participant's employment at any time. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

  8.6 No Rights to Awards. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

  8.7 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

  8.8 No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

  8.9 Governing Law. The validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the internal laws, and not the laws of conflicts, of the State of Minnesota.

  8.10 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

  8.11. Qualified Performance-Based Compensation. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

- -------------------------------------------------------------------------------
PROXY                   GREEN TREE FINANCIAL CORPORATION
                   1100 LANDMARK TOWERS, 345 ST. PETER STREET
                        SAINT PAUL, MINNESOTA 55102-1639
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREEN TREE FINANCIAL CORPORATION. The undersigned hereby appoints Lawrence M. Coss and Richard G. Evans, and each of them, with power of substitution, to vote all stock the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders of Green Tree Financial Corporation to be held on May 15, 1996, at The Saint Paul Hotel, 350 Market Street, Saint Paul, Minnesota 55102, and at any adjournments thereof, as specified below on the matters referred to, and in their discretion, upon any other matters which may be brought before the meeting.
1. ELECTION OF DIRECTORS.

   ___ FOR the nominee listed below.   ___ WITHHOLD AUTHORITY to vote for the
   nominee listed below.
   Nominee for term expiring in 1999: Lawrence M. Coss
2. PROPOSAL TO INCREASE THE COMPANY'S NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 400 MILLION SHARES.
                      ___ FOR    ___ AGAINST    ___ ABSTAIN

3. PROPOSAL TO APPROVE THE 1997 CHIEF EXECUTIVE CASH BONUS AND STOCK OPTION
   PLAN.
                      ___ FOR    ___ AGAINST    ___ ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS.
                      ___ FOR    ___ AGAINST    ___ ABSTAIN

5. TO VOTE WITH DISCRETIONARY AUTHORITY ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
                      ___ FOR    ___ AGAINST    ___ ABSTAIN
  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this Proxy will be voted FOR the director named in Item 1, FOR the proposals under Items
2, 3 and 4, and with discretionary authority on any other business as may properly come before the meeting.
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PROXY NO.                        GREEN TREE                        NO. OF SHARES


  Please sign exactly as name(s) appear below. When shares are held by joint tenants, both stockholders must sign. When signing as attorney, executor, administrator, trustee or guardian, please include full title. If a corporation, please type in full corporate name and sign by the President or other authorized officer. If a partnership, please type in partnership name and sign by an authorized person.

                                                  Individual(s), Corporation,
                                                  Partnership (or other
                                                  entity):

                                                  -----------------------------
                                                  Signature

                                                  -----------------------------
                                                  Signature (if jointly held)

                                                  Title _______________________


                                                  Dated: ________________, 1996

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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